UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KURA SUSHI USA, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 14, 2021

To Our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Kura Sushi USA, Inc. (the “Company”) at the offices of the Company at 17461 Derian Avenue, Suite 200, Irvine, CA 92614 on January 28, 2022, at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record at the close of business on December 1, 2021. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares during the Annual Meeting.

Your continued support of our Company is greatly appreciated.

Sincerely

Hajime Uba
President and Chief Executive Officer

KURA SUSHI USA, INC.

17461 DERIAN AVENUE, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Kura Sushi USA, Inc. will be held at the offices of the Company at 17461 Derian Avenue, Suite 200, Irvine, California, on January 28, 2022, at 10:00 a.m., Pacific Time.

The purposes of the meeting are:

1. To elect the five directors named in the Proxy Statement, each to serve until the 2023 Annual Meeting of Stockholders of Kura Sushi USA, Inc. and until his or her successor shall have been duly chosen and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on August 31, 2022; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement hereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on December 1, 2021 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our offices. If you would like to inspect the list, please contact our Corporate Secretary at our corporate headquarters at 17461 Derian Avenue, Suite 200, Irvine, California 92614, telephone number 949-604-7168, to arrange a visit to our offices. Beginning on or about December 14, 2021, we will send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) with instructions on how to access our proxy materials over the Internet and how to vote. The Notice contains instructions on how to access the Proxy Statement, our fiscal year 2021 Annual Report on Form 10-K and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.

It is important that your common stock be represented at the Annual Meeting whether or not you are personally able to attend. Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive your proxy card no later than 11:59 p.m., Eastern Time on January 27, 2022.

By Order of the Board of Directors

Steven H. Benrubi
Chief Financial Officer, Treasurer and Secretary

Irvine, California

December 14, 2021

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JANUARY 28, 2022: THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.proxyvote.com.

KURA SUSHI USA, INC.

Proxy Statement

For the Annual Meeting of

Stockholders To Be Held on January 28, 2022

KURA SUSHI USA, INC.

17461 DERIAN AVENUE, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Kura Sushi USA, Inc., a Delaware corporation (the “Company”), for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 17461 Derian Avenue, Suite 200, Irvine, CA 92614 on January 28, 2022, at 10:00 a.m., Pacific Time. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about December 14, 2021. An Annual Report on Form 10-K for the year ended August 31, 2021 (“Annual Report”) is enclosed with this Proxy Statement. An electronic copy of this Proxy Statement and Annual Report are available at www.proxyvote.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our Class A and Class B common stock at the close of business on December 1, 2021, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on December 1, 2021, we had 9,710,849 shares of common stock outstanding and entitled to vote, of which 8,710,799 shares were Class A common stock and 1,000,050 shares were Class B common stock. On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to ten votes per share. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business; provided that, where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1—Election of Directors, directors will be elected by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. With respect to each director nominee, abstentions and broker non-votes will count the same as votes against the election of such director nominee.

For Proposal No. 2—Ratification of the Company’s independent registered public accounting firm, the proposal will be approved by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. With respect to this proposal, there will not be broker non-votes and abstentions will count the same as votes against the approval of this proposal.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the directors, as a vote “for” election of each of the nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you do not provide voting instructions to your broker in advance of the Annual Meeting, Nasdaq Stock Market rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Among the proposals to be voted on at the Annual Meeting, Proposal No. 2 is deemed “routine.” Proposal No. 1 is not a “routine” proposal.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholders.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. Eastern Time (ET) on January 27, 2022, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person electronically. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (657) 333-4100, by email at investor@kurausa.com, or by mail at Kura Sushi USA, Inc. at 17461 Derian Avenue, Suite 200, Irvine, California 92614, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Beginning on or about December 14, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or obtain stockholder approval of any golden parachute payments not previously approved. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in our proxy statements and we may comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. We have elected to include a Compensation Discussion and Analysis section in this Proxy Statement.

We could be an emerging growth company for up to five years from August 5, 2019, the completion of our initial public offering (“IPO”), or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under Section 107(b) of the

JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of five members. These directors are elected by the stockholders at each annual meeting to serve until the next annual meeting following their election. The Company’s current Board of Directors consists of Shintaro Asako, Kim Ellis, Seitaro Ishii, Carin L. Stutz and Hajime Uba, each of whom stand for re-election at the Annual Meeting.

Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next annual meeting and until his or her successor shall have been duly chosen and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. If any of the nominees are unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.

The names of the nominees for election as directors at the Annual Meeting, and certain information about them, including their ages as of December 14, 2021, are included below.

Nominees	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Shintaro Asako(1)(2)(3)	47	Director	2019	2022	2023
Kim Ellis(1)(4)	55	Director	2019	2022	2023
Seitaro Ishii(1)(2)	74	Director	2018	2022	2023
Carin L. Stutz(2)(4)	65	Director	2021	2022	2023
Hajime Uba(4)	44	President, Chief Executive Officer, Director and Chairman of the Board	2017	2022	2023

(1)	Member of the Audit Committee.
(2)	Member of Compensation Committee.
(3)	Lead Independent Director.
(4)	Member of Strategy and Development Committee.

Nominees for Election as Directors

Shintaro Asako has served as a member of our Board of Directors since the completion of our initial public offering on August 5, 2019. He is the founder and Chief Executive Officer of Bulldog Advisory Inc., a California professional firm specializing in board and executive consultation services, where he has served in such capacity since August 2019. From 2011 to July 2019, he served in various management capacities with DeNa Co., Ltd., a developer of mobile game and online services, including as Chief Financial Officer and regional Chief Executive Officer & Chief Financial Officer of its western operations. From 2006 through 2011, Mr. Asako served as the Chief Financial Officer at MediciNova, Inc. Prior to his services with MediciNova, Inc., Mr. Asako held various positions at KPMG LLP and Arthur Andersen LLP, providing a variety of audit, tax, and business consulting services to multinational clients. Mr. Asako currently serves on various public and private company boards of directors, including 7-Eleven, Inc., Kubota Pharmaceutical Holdings Co., Ltd., Uzabase, Inc., and Inglewood Co., Ltd. Mr. Asako holds a Bachelor of Science from the University of Southern California Leventhal School of Accounting and is a certified public accountant from the state of California. Mr. Asako possesses strong knowledge and experience in financial management, strategic planning as well as background in regulations for publicly listed companies both in the United States and Japan, making him qualified to serve as a member of our Board of Directors.

Kim Ellis has served as a member of our Board of Directors since December 1, 2019. She currently serves as Senior Vice President of Development for Black Rifle Coffee LLC. She also served as Senior Vice President Development for GameStop Corp. from February 2020 to August 2021, Chief Development Officer for iFLY Indoor Skydiving from September 2018 to August 2019, as Chief Development Officer for Piada Italian Street Food from August 2015 to January 2018, and as Senior Vice President of Development for Regis Corporation from 2011 to 2014. From 2006 to 2011, Ms. Ellis served as Executive Vice President of Development for Panda Restaurant Group, where she led the company’s growth and development endeavors and was instrumental in expanding the Panda Express brand by over 600 locations. Ms. Ellis holds a Bachelor of Science in business from George Mason University and is an active Member of the Board of Trustees of the International Council of Shopping Centers. Ms. Ellis’ over 30 years of development experience leading the growth of various retail and restaurant companies provide her with the qualifications and skills to serve as a member of our Board of Directors.

Seitaro Ishii has served as a member of our Board of Directors since October 1, 2018. He is the founder and Chief Executive Officer of IIOSS K.K., a Japanese professional consulting services firm specializing in organizational development and financial management (“IIOSS”), where he has served in such capacity since 2008. From 1980 to 2005, he served in various management capacities with Applied Materials, Inc., a semiconductor equipment company, including as Regional Chief Financial Officer in Japan as well as positions within global human resources and global operations. Prior to his service with Applied Materials, Inc., Mr. Ishii served as an internal audit manager for Gulf & Western, Inc. and prior to that as a staff accountant with Peat Marwick & Mitchell, predecessor to KPMG LLP. Mr. Ishii holds a Bachelor of Business Administration from Pace University. Mr. Ishii possesses extensive expertise in organizational development and financial management, making him qualified to serve as a member of our Board of Directors.

Carin L. Stutz has served as a member of our Board of Directors since December 1, 2021. Ms. Stutz is the President and Chief Executive Officer of Native Foods, a 100% plant-based fast casual eatery. Previously, she served as Executive Vice President and Chief Operating Officer for Red Robin Gourmet Burgers, Inc. where she led operations for the casual dining chain. During her tenure, she realigned the operations team for improved efficiency, resulting in the Company’s improved P&L. Before joining Red Robin, Ms. Stutz served at FOCUS Brands LLC as President of the McAlister’s Deli brand and positioned the brand for rapid growth, moving from nine openings to more than 44 openings a year, including franchise development. Prior to FOCUS Brands LLC, Ms. Stutz served in various leadership capacities, including President and Chief Executive Officer at Cosi bakery-café, President of Global Business Development at Brinker International, Inc., Executive Vice President of Operations at Applebee’s International, Inc. and Division Vice President at Wendy’s International, Inc. Ms. Stutz currently serves on the board of directors of Checkers Drive-In Restaurants, Inc. and is an active member of the Fast Casual Industry Council, the Illinois Restaurant Association Board, and most recently, a founding member of the GLEAM Network Board of Directors.

Hajime “Jimmy” Uba has served as President and Chief Executive Officer of the Company since 2008 and also served as interim Chief Operating Officer from August 2020 through July 2021. Mr. Uba became a member of our Board of Directors in October 2017. Mr. Uba joined the Company’s parent, Kura Sushi, Inc. (“Kura Japan”), in 2000 and in 2008 was selected to establish and grow the Company. From 2004 to 2008, Mr. Uba headed operations for Kura Japan, where he oversaw operations for Eastern and Western Japan. During this time, Mr. Uba was responsible for the expansion of the Kura brand into Eastern Japan and managed over 100 restaurants. From 2000 to 2004, Mr. Uba spent three years as a restaurant manager and one year as a regional manager. During his tenure, Kura Japan grew from approximately 30 to 180 restaurant locations. He holds a Bachelor of Arts from Kansai University in Japan. Mr. Uba possesses extensive knowledge of all facets of our business and operations, as well as a deep understanding of our history and culture, making him qualified to serve as a member of our Board of Directors.

Vote Required

Directors will be elected by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. With respect to each director nominee, abstentions and broker non-votes will count the same as votes against the election of such director nominee.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

BOARD MATTERS

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance and Board Structure

Our Board of Directors currently consists of five members. Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of at least three directors but not more than eleven directors and the authorized number of directors may be fixed from time to time by resolution of our Board of Directors. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the first annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. Hajime Uba serves as the Chairman of our Board of Directors. Based on the corporate governance rules of the Nasdaq Stock Market, Mr. Asako, Ms. Ellis, Mr. Ishii and Ms. Stutz are independent directors.

In evaluating a director candidate’s qualifications, we will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our ability, as well as the ability of our Board’s committees, to manage and direct our affairs and business. In addition, our corporate governance guidelines require our Board of Directors to consider diversity in identifying potential director nominees with a diverse mix of experience, qualifications, attributes or skills, including, but not limited to, work experiences, military service, geography, age, gender, race, ethnicity, disability, sexual orientation and other distinctions between directors. In addition, any search firm engaged to assist our Board of Directors to identify candidates for nomination to the Board of Directors will be specifically directed to include diverse candidates generally, and multiple women candidates in particular. Annually, the Board of Directors will review and assess the effectiveness of its diversity initiative. Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Strategy and Development Committee. Each of the committees will report to the Board of Directors as they deem appropriate, and as the Board of Directors may request. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a “controlled company” for the purposes of the Nasdaq Stock Market, we are exempted from the requirement that we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors. We currently do not have a Nominating and Corporate Governance Committee and all our directors participate in the consideration of director nominees.

Each existing committee has the composition, duties and responsibilities described below.

Audit Committee

Our Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes including its systems of internal accounting and financial controls, independent accountants and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes action as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee held three meetings in fiscal year 2021.

Our Audit Committee consists of Mr. Asako, Ms. Ellis and Mr. Ishii. Our Board of Directors has affirmatively determined that Mr. Asako, Ms. Ellis and Mr. Ishii meet the definition of “independent directors” for the purposes of serving on an Audit Committee under applicable SEC and Nasdaq Stock Market rules. In addition, Mr. Asako qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. Our Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at www.kurasushi.com.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews and recommends to the Board of Directors any employment-related agreements, any proposed severance arrangements or change in control or similar agreements with these officers. The Compensation Committee also grants stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee. The Compensation Committee held three meetings in fiscal year 2021.

Our Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at www.kurasushi.com. As a controlled company, we may rely upon the exemption from the requirement that we have a Compensation Committee composed entirely of independent directors, although our Board of Directors has affirmatively determined that Mr. Asako, Mr. Ishii and Ms. Stutz meet the definition of “independent directors” for purposes of serving on a Compensation Committee under applicable Nasdaq Stock Market rules.

Strategy and Development Committee

The Strategy and Development Committee oversees the Company’s development initiatives, including strategic decisions with respect to new restaurant expansion and growth in sales. The Strategy and Development Committee currently consists of Ms. Ellis, Ms. Stutz and Mr. Uba. The Strategy and Development Committee held four meetings in fiscal year 2021.

Risk Oversight

Our Board of Directors is currently responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, and our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking. In addition, our Audit Committee considers and approves or disapproves any related party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk and Compensation Policies

We have analyzed our compensation programs and policies and have determined those programs and policies are not reasonably likely to have a material adverse effect on us. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term view with respect to Company performance.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently the same person. As our amended and restated bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having both positions be held by the same person is the appropriate leadership structure for us at this time. In addition, we currently have a separate lead independent director. Our lead independent director is Mr. Asako. In that role, he coordinates the activities of the independent directors, chairs executive sessions of the independent directors, and serves as the principal liaison between management and the independent directors of the Board. We do not have a formal policy regarding having a separate lead independent director.

As of the date of this Proxy Statement, we have determined that the leadership structure of our Board of Directors has permitted our Board of Directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of our Company and its financial condition.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serves or in fiscal year 2021 has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at www.kurasushi.com. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of their provisions that we grant to our directors or executive officers on our website.

Director Compensation

In November 2019, we adopted a non-employee director compensation plan covering non-employee directors. Under the plan, each non-employee director covered by the plan will receive an annual cash retainer and an annual grant of stock options for board service, and if such non-employee director serves as a committee chair or a lead independent director, an additional annual cash retainer for such committee chair or lead independent director service. The Board has currently fixed the cash retainer for board service at $40,000 per year, the cash retainer for service as a committee chair at $20,000 to $25,000 per year and the cash retainer for service as a lead independent director at $20,000 per year. Each non-employee director will also receive the annual retainer stock option issued under the 2018 Incentive Compensation Plan with the value of approximately $40,000 on the grant date. Such grant will have the other terms provided for in the 2018 Incentive Compensation Plan and the award agreement providing for such grant. A director who is also an employee, such as Mr. Uba, has not and will not receive any compensation for service as a director.

On November 23, 2021, the Board appointed Carin L. Stutz, as a director who commenced her service on December 1, 2021. As compensation for her director service, Ms. Stutz will be entitled to an annual retainer of approximately $80,000, comprised of $40,000 payable in cash and approximately $40,000 payable in the form of Company stock options granted under the Company’s 2018 Incentive Compensation Plan. Additionally, Ms. Stutz received stock options to purchase 3,000 shares as a recruitment bonus on December 1, 2021 under the Company’s 2018 Incentive Compensation Plan.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, including expenses incurred in attending board meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as the protection provided by director and officer liability insurance provided by us.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended August 31, 2021. On July 7, 2020, the Board elected to reduce its nonemployee director cash retainer fees by 15% effective for six months beginning on July 1, 2020. Due to COVID-19’s ongoing impact on our business, on December 4, 2020, the Board elected to reduce its non-employee director cash retainer by 15% effective for an additional three months beginning on January 1, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Shintaro Asako	$77,562	$40,105	$117,667
Kim Ellis	$54,750	$40,105	$94,855
Seitaro Ishii	$54,750	$40,105	$94,855

(1)

Each of the non-employee directors was granted options to purchase shares of Class A common stock on February 1, 2021. The amounts reported in the “Stock Awards” column represent the grant date fair value of 3,290 shares our Class A common stock computed in accordance with FASB ASC Topic 718.

Board Meetings

During fiscal year 2021, the Board of Directors held eight meetings and acted through four unanimous written consents. No director attended less than 75% of the aggregate of (i) the total number of meetings of the Board held during the time in which such director was a member of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the period such director served as a member of such committee.

Anti-Hedging Policy

Our Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines With Respect To Certain Transactions in Securities of Kura Sushi USA, Inc. prohibits our employees, directors, officers, consultants and contractors from engaging in the following transactions involving the Company’s securities: short sales, hedging transactions, short-term trading, transactions in publicly traded options and standing and limit orders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of any class of our common stock as of December 1, 2021 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 9,710,849 shares of common stock outstanding as of December 1, 2021 (of which 8,710,799 shares were Class A common stock and 1,000,050 shares were Class B common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of December 1, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Kura Sushi USA, Inc. at 17461 Derian Avenue, Suite 200, Irvine, California 92614.

As of December 1, 2021, Kura Japan beneficially owned 1,000,050 shares of Class B common stock, which represented 100% of the outstanding shares of Class B common stock on that date. Class B common stock has the same rights as the Class A common stock except for (i) certain conversion rights and (ii) on all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to ten votes per share.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Voting Power
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage	Beneficially Owned
Greater than 5% Stockholders:
Kura Japan(1)	4,126,500	47.4%	1,000,050	100%	75.5%

Executive Officers and Directors:
Shahin Allameh	—	*	—	—	*
Shintaro Asako(2)	8,189	*	—	—	*
Steven Benrubi(3)	19,446	*	—	—	*
Kim Ellis(2)	8,189	*	—	—	*
Seitaro Ishii(2)	8,189	*	—	—	*
Carin L. Stutz	—	*	—	—	*
Hajime Uba(2)	80,937	*	—	—	*

All executive officers and directors as a group (7 persons)(2)(3)	124,950	1.4%	—	—	*

*	Indicates ownership of less than one percent.
(1)

The principal business address of Kura Japan is 1035-2 Fukasaka, Naka-ku, Sakai-shi, Osaka 599-8253, Japan. Kunihiko Tanaka is the President of Kura Japan, and in such capacity has voting and investment control over the equity interests held by Kura Japan. Mr. Tanaka disclaims beneficial ownership of the equity interests held by Kura Japan.

(2)	Represents options to purchase shares of Class A common stock exercisable within 60 days of December 1, 2021.
(3)	Includes 14,867 options to purchase shares of Class A common stock exercisable within 60 days of December 1, 2021.

EXECUTIVE OFFICERS

The following set forth information regarding the executive officers of the Company as of December 14, 2021:

Name	Age	Position
Hajime Uba	44	President, Chief Executive Officer, Director and Chairman of the Board
Steven Benrubi	55	Chief Financial Officer, Treasurer and Secretary
Shahin Allameh	49	Chief Operating Officer

Hajime “Jimmy” Uba has served as President and Chief Executive Officer of the Company since 2008 and also served as interim Chief Operating Officer from August 2020 through July 2021. Mr. Uba became a member of our Board of Directors in October 2017. Mr. Uba joined the Company’s parent, Kura Japan, in 2000 and in 2008 was selected to establish and grow the Company. From 2004 to 2008, Mr. Uba headed operations for Kura Japan, where he oversaw operations for Eastern and Western Japan. During this time, Mr. Uba was responsible for the expansion of the Kura brand into Eastern Japan and managed over 100 restaurants. From 2000 to 2004, Mr. Uba spent three years as a restaurant manager and one year as a regional manager. During his tenure, Kura Japan grew from approximately 30 to 180 restaurant locations. He holds a Bachelor of Arts from Kansai University in Japan.

Steven Benrubi has served as Chief Financial Officer, Treasurer and Secretary of the Company since 2020. Mr. Benrubi served for five years as Chief Financial Officer for Drybar Holdings LLC, a lifestyle salon and prestige consumer products brand that rapidly grew to operate over 100 company- and franchised-owned locations and to sell haircare products online and through retail partners with over 2,000 outlets throughout the United States. Mr. Benrubi led aspects of the successful sale of Drybar’s products business to Helen of Troy in January 2020, and then joined Helen of Troy’s new Drybar Products division as Interim Head of Finance to support business integration. Prior to Drybar, he was Executive Vice President and Chief Financial Officer of The Wet Seal, Inc. for seven years, where he rebuilt the company’s finance organization and led numerous operations functions. Previously, he held the Vice President and Corporate Controller roles for CKE Restaurants, Inc., the owner of Carl’s Jr. and Hardee’s restaurant brands, and for Domino’s Pizza, Inc. Mr. Benrubi started his career at the public accounting firm Arthur Andersen where he served as a manager in the audit division. Mr. Benrubi holds a Bachelor of Arts, with an Accounting major, from Hillsdale College in Michigan.

Shahin Allameh has served as Chief Operating Officer of the Company since July 26, 2021. Previously, Mr. Allameh served as Chief Operating Officer of Luna Grill from 2015, a California-based fast casual concept, where he helped grow the brand from 16 to 49 locations. Prior to his tenure at Luna Grill, Mr. Allameh was the Director of Operations at Umami Burger from 2013 to 2015. During his tenure there, he not only revamped the company’s procedures and guidelines, including a reorganization of the new unit opening team within the training department, but also successfully opened 13 locations within two years in new markets. Before joining Umami, Mr. Allameh was a Senior Director of Operations at Arby’s, where he led 38 company-owned Arby’s locations and worked closely with senior leadership on testing and product rollout. Previously, he was the Director of Operations and Franchise at Fili Enterprises, Inc, the owner of Daphne’s Greek Café restaurant brand. Mr. Allameh began his professional career as a General Manager and then District Manager at Sbarro, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis” explains our strategy, design, and decision-making related to our compensation programs and practices for our Named Executive Officers. This “Compensation Discussion and Analysis” also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

Executive Compensation Highlights

Our executive compensation practices are intended to be straightforward, transparent and reflective of strong corporate governance. The Compensation Committee believes the compensation structure is aligned with the following key objectives:

Objective	Element
Pay for Performance

•  Aligning our Named Executive Officers’ compensation with short- and long-term Company and individual performance

•  Tying a significant portion of each Named Executive Officer’s target total direct compensation in the form of “at-risk” variable compensation

Attract and Retain

•  Conservatively targeting total direct compensation among companies with which we compete for executive talent

•  Competing effectively for the highest quality people who will determine our long-term success

Align Executives with Shareholders

•  Providing equity compensation in alignment with long-term performance

•  Establishing a significant portion of each named executive officer’s compensation to be based on achieving long-term shareholder value

What We Do

Our commitment to corporate governance can be better understood by reviewing a list of our compensation plan highlights:

•	Conservative pay policy
•	Direct link between pay and performance that aligns business strategies with stockholder value creation
•	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results
•	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
•	Maintain a clawback policy
•	A minimum vesting requirement of at least one year for all equity awards
•	Double-trigger vesting on all equity awards
•	No dividends paid on unvested stock awards
•	Anti-pledging and hedging policy limiting the pledging and hedging of the Company’s securities by certain individuals with no hardship exemption

Role of the Compensation Committee

The Compensation Committee of the Board has the responsibility for establishing, implementing, and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, competitive, and properly structured to attract and retain talent and align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our officers and other key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation programs and policies, and monitors the performance and compensation of executive officers and other key employees.

Role of the Consultants

The Compensation Committee has engaged Pearl Meyer as its independent executive compensation advisor. Pearl Meyer reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. During fiscal year 2021, Pearl Meyer performed analysis and provided recommendations regarding market pay data and competitive-position benchmarking, peer group development, performance measures and goals, program structure, incentive and equity plan design, and the regulatory environment and Company policies as they relate to executive compensation.

Benchmarking Compensation

The Compensation Committee uses a peer group of companies to assess whether our compensation programs are competitive in structure and amount. The Compensation Committee, with the advice of Pearl Meyer, considers several criteria to determine our peer group, such as whether companies (1) are in the same or similar lines of business, (2) compete for the same customers with similar products and services, and (3) have comparable financial characteristic, such as revenue and market capitalization. Our peer group for fiscal year 2021 was as follows:

•	Shake Shack Inc.
•	El Pollo Loco Holdings, Inc.
•	Chuy’s Holdings, Inc.
•	Ruth's Hospitality Group, Inc.
•	J. Alexander Holdings, Inc.
•	Ark Restaurants Corp.
•	The ONE Group Hospitality, Inc.
•	Flanigan’s Enterprises, Inc.
•	Nathan’s Famous, Inc.
•	BBQ Holdings, Inc.

Response to COVID-19

The COVID-19 pandemic has had a significant impact on our Company, our people, our stakeholders, and the entire restaurant industry. It has resulted in unprecedented restrictions on our business, including the sudden closure of our dining rooms and the conversion of our operations to off-premises only (which accounted for only a small portion of our business prior to the pandemic), followed by continually evolving regulations and restrictions that reduced sales and cash flow from operations throughout the year.

Early in fiscal year 2021, leadership quickly adapted our business to cope with challenges related to the COVID-19 pandemic. This required us to preserve liquidity, develop new operating models, implement new technologies and take a number of other measures to optimize our business during the pandemic. We believe our management team and employees demonstrated unparalleled effort, commitment, resilience and creativity in responding to the crisis. As a result, despite the significant challenges we faced in fiscal year 2021 due to the COVID-19 pandemic, we were able to accomplish a number significant financial and operational achievements, including:

•	Generating meaningful top-line growth during our fiscal fourth quarter, including comparable sales growth of 4.9% as compared to pre-pandemic figures
•

Closing the year’s development plans with our June opening in Bellevue, Washington for a total of seven new units, representing almost 30%-unit growth over the past year, and bringing our system total to 32 units

•	Conducting our first follow-on offering, with net proceeds of over $53 million through the sale of 1,265,000 Class A shares, providing abundant capital to continue our aggressive growth plans
•

Modifying our business operations, including initially transitioning all restaurants to take-out only; maximizing existing outdoor seating, and, where possible, creating new outdoor seating as restrictions eased to allow outdoor dining

•	Supporting the health and well-being of our employees and our customers through the implementation of strict health and safety protocols
•	Increasing sales from $45.2 million in fiscal year 2020 to $64.9 million for fiscal year 2021, representing an increase of $19.7 million, or 43.7%
•

Maintaining our operational efficiencies as illustrated by our food and beverage costs as a percentage of sales remaining relatively consistent at 31.9% in fiscal year 2021, compared to 32.6% in fiscal year 2020.

Elements of Compensation

Our compensation program includes the following components:

Element	Form	Objectives
Base Salary	Cash (Fixed)	Attract and retain our executive officers with fixed cash compensation to provide stability, allowing our executive officers to focus on business objectives
Annual Cash Incentive	Cash (Variable)	Focus and motivate our executive officers to achieve annual corporate financial and operating goals, with an opportunity for upside based on exceptional performance
Long-Term Incentives	Mix of Equity (Variable)	Provide incentives for executives to focus on long-term financial/strategic growth goals that drive stockholder value creation and promote retention

Base Salary

Base salaries for our executive officers are determined by the Compensation Committee and administered to reflect the individual executive’s career experience, contribution to our performance, overall Company performance, as well as the market data as compared to the peer group. During its annual review of base salaries, the Compensation Committee also considers the recommendations of our Chief Executive Officer (except with respect to his own compensation).

In response to impact of the COVID-19 pandemic on our business and the restaurant industry, our Chief Executive Officer and the other named executive officers elected to reduce their base salaries by 30% and 15%, respectively, for a period effective July 1, 2020 thru March 31, 2021.

Annual Cash Incentive

Executive officers are eligible to receive an annual cash performance incentive bonus (“Bonus”) based on our performance against specific financial and strategic objectives. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for determining potential Bonus payments. Bonuses are payable, if at all, in the first quarter of the fiscal year following the year in which such Bonuses were earned, after the Compensation Committee certifies performance relative to the pre-established objectives.

Due to the uncertainty surrounding the COVID-19 pandemic and its ongoing impact on our business, the Compensation Committee elected to divide our fiscal year 2021 cash bonus plan into two separate six-month performance periods. Under the 2021 cash bonus plan, the performance for the first six months of the year was based on the three strategic performance metrics.

The three strategic metrics along with our actual performance for the first half of fiscal year 2021 are outlined in the following table:

Metric 1	Metric 2	Metric 3	% of Target Earned
Expanding Digital and Off-Premises Sales	Expanding Outdoor Dining Sales	Minimizing Losses in the Operational Changes Associated with COVID-19	50%

For the second half of the fiscal year 2021 cash bonus, the performance metrics consisted of adjusted EBITDA for the full fiscal year 2021. The Compensation Committee selected adjusted EBITDA as the second half financial performance measure because it represents the clearest measure of our operational performance. Earned bonuses for fiscal 2021 could range from Threshold at 50% of target (no change from Fiscal 2020) and Maximum at 100% of target (reduced from 130% maximum in Fiscal 2020).

The full fiscal year 2021 threshold, target, and maximum adjusted EBITDA along with our actual performance for calculating the second half of fiscal year 2021 cash bonus are outlined in the following table:

Measure	Threshold ($ millions)	Target / Maximum ($ millions)	Actual ($ millions)	% of Target Earned
Adjusted EBITDA	($14.3)	($13.0)	($10.9)	100%

In response to the global pandemic’s impact on our sales and profits throughout the year, the Compensation Committee and Mr. Uba mutually agreed that Mr. Uba would forgo his Fiscal 2021 bonus, which would have been $102,000.

Long-Term Incentives

We believe that equity-based compensation should be a significant component of total executive compensation to align our executive officers’ compensation with our long-term performance and to encourage our executive officers to make value-enhancing decisions for the benefit of our stockholders. Each of our executive officers are eligible to receive equity compensation, which can consist of a mix of stock options, restricted stock, and restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention.

For fiscal year 2021, the Compensation Committee determined that executive officers should receive an equity grant comprised 100% in the form of stock options. The stock options vest ratably over 3-years and have a 10-year term. The Compensation Committee determined that using stock options best aligned the interests of our executives with those of our stockholders and our long-term performance. In the future, this allocation may vary, and other forms of equity may be used.

EXECUTIVE COMPENSATION

The following sets forth all compensation awarded to our named executive officers for the 2020 and 2021 fiscal years (the “NEOs”).

Summary Compensation Table

The following table sets forth the total compensation that was paid or accrued for the NEOs for the 2020 and 2021 fiscal years.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Stock Awards (2)	All Other Compensation		Total
Hajime Uba	2021	$280,500	—	$134,643	—	—		$415,143
Chairman of the Board, President and Chief Executive Officer	2020	$323,000	—	$56,474	—	$12,376	(3)	$391,850
Steven H. Benrubi	2021	$213,750	$80,000	$550,176	$115,290	—		$959,216
Chief Financial Officer, Treasurer and Secretary(4)	2020	—	—	—	—	—		—
Shahin Allameh	2021	$27,692	—	$887,700	—	—		$915,392
Chief Operating Officer(5)	2020	—	—	—	—	—		—

(1)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to the NEOs during the 2021 and 2020 fiscal years, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)

The amounts reported represent the aggregate grant date fair value of the stock awards granted to the NEOs during the 2021 fiscal year. The amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the NEOs upon any sale of the underlying shares of common stock.

(3)	For 2020, all other compensation for Mr. Uba includes vacation payout of $7,376 and a moving allowance of $5,000.
(4)	Mr. Benrubi has served as the Company’s Chief Financial Officer in fiscal year 2021 since December 1, 2020.
(5)	Mr. Allameh has served as the Company’s Chief Operating Officer in fiscal year 2021 since July 26, 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

On August 5, 2019, in connection with the closing of the Company’s IPO, we entered into an employment agreement with Mr. Uba.

Employment Term and Position. The term of employment of Mr. Uba will be three years from the closing of our IPO on August 5, 2019, subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least one hundred twenty (120) days prior to the expiration of the then-current term. During the term of employment, Mr. Uba will serve as Chairman of the Board, President and Chief Executive Officer of the Company.

Base Salary, Annual Bonus and Equity Compensation. Pursuant to his employment agreement, Mr. Uba is entitled to initial base salary of $340,000. In addition, Mr. Uba will be eligible to receive annual performance-based cash bonuses, the amount and terms of which shall be in the discretion of the Compensation Committee. Mr. Uba will also be eligible to receive equity awards, the form and terms of which will be determined by our Board of Directors or the Compensation Committee in their discretion.

Severance. Mr. Uba’s employment agreement provides for severance upon a termination by us without cause, on the account of our failure to renew the employment agreement, or by Mr. Uba for good reason, in each case, subject to the execution of an effective release of claims in favor of the Company, its affiliates and their respective officers and directors by Mr. Uba. Upon a termination of employment by us without cause, on the account of our failure to renew the employment agreement, or by Mr. Uba for good reason, Mr. Uba, is entitled to severance consisting of (a) a lump sum payment equal to base salary for the year in which the termination occurs, (b) reimbursement for payments he makes for COBRA coverage for a period of twelve (12) months, or until he has secured other employment, whichever occurs first, and (c) accelerated vesting of the applicable portion of his equity awards that would have vested on August 31 of that same fiscal year, absent such termination.

For purposes of the employment agreement, the Company will have “cause” to terminate Mr. Uba’s employment upon (a) his willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) his willful failure to comply with any valid and legal directive of our Board of Directors; (c) his willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates; (d) his embezzlement, misappropriation, or fraud, whether or not related to his employment with the Company; (e) his conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (f) his violation of a material policy of the Company; (g) his willful unauthorized disclosure of confidential information (as defined in his employment agreement); (h) his material breach of any material obligation under his employment agreement or any other written agreement between him and the Company; or (i) any material failure by him to comply with the Company’s written policies or rules, as they may be in effect from time to time during the employment term. Under the employment agreements, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief such person’s action or omission was in the best interests of the Company and any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board of Directors or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by him in good faith and in the best interests of the Company.

Pursuant to his employment agreement, Mr. Uba will have “good reason” to terminate his employment after occurrence, without his consent of (a) a material reduction in the base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (b) any material breach by the Company of any material provision of this employment agreement; (c) a material, adverse change in his authority, duties, or responsibilities (other than temporarily while he is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the effective date of this employment agreement; (d) a material adverse change in the reporting structure applicable to the him; or (e) the Company’s current principal executive office is moved by 50 miles or more. However, no termination for “good reason” will be effective unless (i) Mr. Uba, provides the Company with notice of the grounds for termination of good reason within thirty (30) days of the initial existence of such grounds and (ii) the Company has at least thirty (30) days from the date on which such notice is given to cure such circumstances. If Mr. Uba, does not terminate his employment for good reason within thirty (30) days after the expiration of the Company’s cure period, then he will be deemed to have waived his right to terminate for good reason with respect to such grounds.

Restrictive Covenants. Pursuant to his respective employment agreement, Mr. Uba is subject to certain non-solicitation restrictions for a twelve-month period after termination of employment.

On November 27, 2020, the Board appointed Steven H. Benrubi as Chief Financial Officer, Treasurer and Secretary of the Company, effective as of December 1, 2020. On November 30, 2020, Mr. Benrubi entered into an employment agreement with the Company, effective December 1, 2020.

Employment Term and Position. The term of employment of Mr. Benrubi will be three years from December 1, 2020, subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least one hundred twenty (120) days prior to the expiration of the then-current term. During his term of employment, Mr. Benrubi will serve as Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer of the Company.

Base Salary, Annual Bonus, Equity Compensation and Other Benefits. Pursuant to his employment agreement, Mr. Benrubi is entitled to a base salary of $300,000. In addition, Mr. Benrubi will be eligible to receive (i) a one-time signing bonus in the amount of $12,500, (ii) annual performance-based cash bonuses, the amount and terms of which shall be in the discretion of the Compensation Committee of the Board, and (iii) equity awards, the form and terms of which will be as set forth pursuant to the applicable equity incentive plan and applicable award agreements. Mr. Benrubi will also be entitled to other employee benefits including paid vacation in accordance with the Company’s policies and reimbursement of reasonable business expenses.

Severance. The employment agreement for Mr. Benrubi provides for severance upon a termination by the Company without Cause (as defined in the employment agreement), on the account of the Company’s failure to renew the employment agreement, or by Mr. Benrubi for Good Reason (as defined in the employment agreement), in each case, subject to the execution of an effective release of claims in favor of the Company, its affiliates and their respective officers and directors by Mr. Benrubi. If the employment agreement is terminated in any of the above-enumerated cases, Mr. Benrubi will be entitled to severance consisting of (a) a lump sum payment equal to base salary for the year in which the termination occurs (provided, however, that if the termination occurs before December 1, 2023, the lump sum payment shall only be one-half of base salary for the year in which the termination occurs), (b) reimbursement for the payment Mr. Benrubi makes for COBRA coverage for a period of twelve (12) months (provided, however, that if the termination occurs before December 1, 2023, the period shall be reduced to six (6) months), or until Mr. Benrubi has secured other employment, whichever occurs first, and (c) accelerated vesting of the applicable portion of Mr. Benrubi’s option that would have vested between the termination date and August 31 of that same fiscal year.

 Restrictive Covenants. Pursuant to the employment agreement, Mr. Benrubi is subject to certain restrictive covenants including protection of Company confidential information and non-disparagement.

On July 9, 2021, the Board appointed Shahin Allameh as Chief Operating Officer of the Company, effective as of July 26, 2021. On July 9, 2021, Mr. Allameh entered into an employment agreement with the Company, effective July 26, 2021.

Employment Term and Position. The term of employment of Mr. Allameh will last until July 31, 2024, subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least one hundred twenty (120) days prior to the expiration of the then-current term. During his term of employment, Mr. Allameh will serve as Chief Operating Officer of the Company.

Base Salary, Annual Bonus, Equity Compensation and Other Benefits. Pursuant to his employment agreement, Mr. Allameh is entitled to a base salary of $270,000. In addition, Mr. Allameh will be eligible to receive (i) annual performance-based cash bonuses, the amount and terms of which shall be in the discretion of the Compensation Committee of the Board, and (ii) equity awards, the form and terms of which will be as set forth pursuant to the applicable equity incentive plan and applicable award agreements. Mr. Allameh will also be entitled to other employee benefits including paid vacation in accordance with the Company’s policies and reimbursement of reasonable business expenses.

Severance. The employment agreement for Mr. Allameh provides for severance upon a termination by the Company without Cause (as defined in the employment agreement), on the account of the Company’s failure to renew the employment agreement, or by Mr. Allameh for Good Reason (as defined in the employment agreement), in each case, subject to the execution of an effective release of claims in favor of the Company, its affiliates and their respective officers and directors by Mr. Allameh. If the employment agreement is terminated in any of the above-enumerated cases, Mr. Allameh will be entitled to severance consisting of (a) a lump sum payment equal to base salary for the year in which the termination occurs (provided, however, that if the termination occurs before July 31, 2024, the lump sum payment shall only be one-half of base salary for the year in which the termination occurs), (b) reimbursement for the payment Mr. Allameh makes for COBRA coverage for a period of twelve (12) months (provided, however, that if the termination occurs before July 31, 2024, the period shall be reduced to six (6) months), or until Mr. Allameh has secured other employment, whichever occurs first, and (c) accelerated vesting of the applicable portion of Mr. Allameh’s option that would have vested between the termination date and August 31 of that same fiscal year.

 Restrictive Covenants. Pursuant to the employment agreement, Mr. Allameh is subject to certain restrictive covenants including protection of Company confidential information and non-disparagement.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards at the end of fiscal year 2021 for each of the NEOs:

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Hajime Uba	63,037	14,545	(2)	$4.26	6/15/2028	—		—
	4,053	576	(3)	$25.94	12/2/2029	—		—
	—	10,720	(4)	$22.65	2/1/2031	—		—
Steven H. Benrubi	9,375	40,625	(5)	$16.47	12/1/2030	7,000	(6)	$115,290
	—	7,100	(4)	$22.65	2/1/2031	—		—
Shahin Allameh	—	30,000	(7)	$52.07	7/26/2031	—		—

(1)	Each equity award is subject to the terms of our 2018 Incentive Compensation Plan.
(2)

The shares subject to the equity award vest in equal quarterly installments on the last day of each calendar quarter over approximately forty-five (45) months after June 16, 2018, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(3)

The shares subject to the equity award vest in equal quarterly installments on the last day of each calendar quarter over approximately twenty-two (22) months after December 2, 2019, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(4)

One-third of the shares subject to the equity award vest twelve (12) months after February 1, 2021, and the remaining shares vest in equal quarterly installments from the grant date over twenty-four (24) months after February 1, 2022, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(5)

The shares subject to the equity award vest in equal quarterly installments on the last day of each calendar quarter over forty-eight (48) months after December 1, 2020, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(6)

The shares subject to the equity award vest twelve (12) months after December 1, 2020, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(7)

One-quarter of the shares subject to the equity award vest twelve (12) months after July 26, 2021, and the remaining shares vest in equal quarterly installments from the grant date over thirty-six (36) months after July 26, 2022, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

Payments Upon Termination or Change in Control

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the employment agreements described above and the equity acceleration pursuant to the 2018 Incentive Compensation Plan described below.

Retirement Plans

We do not offer or maintain any deferred compensation, retirement, pension or profit-sharing plans to our NEOs other than the plans and arrangements that are available to all employees. We have adopted an equity incentive plan, the material terms of which are described below.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in health and welfare plans maintained by the Company, including:

•	medical, dental and vision benefits; and
•	basic life and accidental death & dismemberment insurance.

Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

Stock Incentive Plan

The following is a summary of the material terms of the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan (the “Plan”), as amended and restated on January 29, 2021. This summary is qualified in its entirety by reference to the actual text of the Plan, which was filed as an exhibit to Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-39012) in connection with our 2021 Annual Shareholders Meeting, and subsequently approved by the affirmative vote of the Company’s stockholders.

General. The Plan authorizes the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), dividend equivalents, and other stock-based awards and performance awards to employees, officers, directors, consultants and other service providers. We estimate that approximately 1,800 persons are currently eligible to participate in the Plan, which includes 1,794 employees, two executive officers, four non-employee directors and no consultant or other service providers.

The number of shares of common stock available for issuance under the Plan shall not exceed 1,350,000. The number of shares issued or reserved pursuant to the Plan (or pursuant to outstanding awards) is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in our Common Stock. Shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash shall, to the extent of such termination, expiration, forfeiture or cash settlement, again be available for delivery under the Plan. Shares that have been delivered to us in payment or satisfaction of the exercise price or tax withholding obligation of an award will not be available for awards under the Plan. The Plan shall terminate at the earliest of (i) such time as no shares remain available for issuance under the Plan, (ii) termination of this Plan by the Board, or (iii) the tenth anniversary of the Plan’s effective date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

Administration. The Plan is administered by the Compensation Committee, or in the absence of any such committee, the Board of Directors itself (the “Committee”). The Committee has the discretion to determine the individuals to whom awards may be granted under the Plan, the manner in which such awards will vest and the other conditions applicable to awards in accordance with the terms in the Plan. Options, SARs, restricted stock, RSUs, dividend equivalents, other stock-based awards and performance awards may be granted to participants in such numbers and at such times during the term of the Plan as the Committee shall determine. The Committee is authorized to interpret the Plan, correct defects, supply omissions or reconcile inconsistencies therein, and make any other determinations that it deems necessary or advisable for the administration of the Plan. All decisions by the Committee are final and binding on all participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any award.

Options. The Committee will determine the exercise price and other terms for each option and whether the options are nonqualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions provided that such exercise price shall not be less than the fair market value of the underlying stock on the date of the grant. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a nonqualified option. The Committee shall determine the time or times at which or the circumstances under which an option may be exercised, the method by which notice of exercise is to be given and the form of exercise notice to be used, the form of such payment, and the methods by or forms in which shares of Common Stock will be delivered to participants.

Stock Appreciation Rights. The Committee may grant SARs independent of or in connection with an option. Generally, each SAR will entitle a participant upon exercise to an amount equal to: the excess of the fair market value on the exercise date of one share of Common Stock over the grant price of the SAR as determined by the Committee, times the number of shares of common stock covered by the SAR. The Committee shall determine the method of exercise, method of settlement, form of consideration payable in settlement, and method by or forms in which shares of Common Stock will be delivered or deemed to be delivered to participants in accordance with the Plan.

Restricted Stock and Restricted Stock Units. The Committee may award restricted Common Stock and RSUs. Restricted stock awards consist of shares of Common Stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of Common Stock or cash to the participant only after specified conditions are satisfied. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions, in accordance with the Plan.

Bonus Stock and Awards in Lieu of Obligations. Bonus stock and awards in lieu of obligations are grants of fully vested shares of our Common Stock or other awards that may be made in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards. The Committee may provide that dividend equivalents shall be paid or distributed when accrued or at some later date, or whether such dividend equivalents shall be deemed to have been reinvested in additional shares, awards, or other investment vehicles, and subject to restrictions on transferability and risks of forfeiture as the Committee may specify. Dividend equivalents may not be paid on awards granted under the Plan that are restricted stock units, restricted stock or awards subject to performance-based vesting unless and until such awards have vested.

Performance Awards. Performance awards will be granted by the Committee in its discretion on an individual or group basis. Generally, these awards will be based upon specific performance targets and will be paid in cash or in Common Stock or in a combination of both. The performance targets to be achieved and the period in which the plan participant must achieve said performance targets shall be determined by the Committee upon the grant of each performance award.

Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any plan participants such other awards that may be denominated or payable in Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan.

Performance Criteria. Vesting of awards granted under the Plan may be subject to the satisfaction of performance criteria achieved during the performance periods established by the Committee. The performance criteria and performance periods may vary from participant to participant, group to group and period to period.

Adjustments. In the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event that affects the common stock, the Committee will appropriately adjust the number of shares available under and subject to outstanding awards under the Plan.

Transferability. Unless otherwise determined by the Committee, awards granted under the Plan generally are not transferable other than by will or by the laws of descent and distribution.

Treatment of Awards upon a Change in Control. If and only if (i) provided in any employment agreement, award agreement or other agreement between the Company and a Plan participant, or (ii) the Committee makes a determination, then upon the occurrence of a change in control of the Company, (a) all outstanding options, SARs and other awards in the nature of rights that may be exercised will (1) if not assumed or substituted, become immediately vested and exercisable; and (2) if assumed and substituted, become vested and exercisable upon the date of the participant’s termination of employment without Cause (as defined in the Plan) or for Good Reason (as defined in the Plan) during the 24 month period following the change in control; (b) all time-based vesting restrictions on outstanding awards will (1) if not assumed or substituted, lapse and such awards will become immediately vested and exercisable; and (2) if assumed and substituted, lapse and such awards will become vested and exercisable upon the date of the participant’s termination of employment without Cause (as defined in the Plan) or for Good Reason (as defined in the Plan) during the 24 month period following the change in control; and (c) the payout opportunities attainable under all outstanding performance-based awards will vest based on target performance and the awards will pay out either in full or on a pro rata basis, based on the time elapsed prior to the change in control.

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of August 31, 2021.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options (a)		Weighted Average Exercise Price Per share (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security-holders	625,378	(1)	$17.13	624,232	(2)
Equity compensation plans not approved by security-holders	—		N/A	—
Total	625,378		$17.13	624,232

(1)	Represents shares of Class A common stock that may be issued pursuant to outstanding options granted under the 2018 Incentive Compensation Plan.
(2)	Represents shares of Class A common stock available for future issuance in connection with equity award grants under the 2018 Incentive Compensation Plan.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during fiscal year 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Kura Japan

As discussed elsewhere in this Proxy Statement, our Class B common stock has ten votes per share, while our Class A common stock has one vote per share. As of December 14, 2021, 100% of our Class B common stock is controlled by Kura Japan. As a result, Kura Japan is able to control all matters submitted to our stockholders for approval even if it owns significantly less than 50% of the number of shares of our outstanding equity interests. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

As a majority-owned subsidiary of Kura Japan, we believe we benefit from our relationship with Kura Japan when we buy equipment, supplies or other services. If Kura Japan’s ownership interest declines significantly, we may lose a significant amount of the benefits of our relationship with Kura Japan, many of which are not covered by the Shared Services Agreement described below. For example, we believe we currently obtain beneficial pricing and/or service levels from certain suppliers. These benefits are not contractually tied to Kura Japan’s ownership amount, and the relevant suppliers and service providers could decide to stop giving us beneficial pricing and/or service levels even if Kura Japan still owns a substantial equity stake in us.

In connection with the closing of our IPO, we and Kura Japan entered into an amended and restated exclusive license agreement with respect to our use of certain intellectual property owned by Kura Japan and a Shared Services Agreement to provide a framework for our continuing relationship. We and Kura Japan also entered into a Revolving Credit Agreement dated April 10, 2020, which was amended by a First Amendment to Revolving Credit Agreement dated September 2, 2020, and further amended by a Second Amendment to Revolving Credit Agreement dated April 9, 2021.

Amended and Restated Exclusive License Agreement. Under the Amended and Restated Exclusive License Agreement, Kura Japan has agreed to grant an exclusive, royalty-bearing license for us to use its intellectual property rights, including, but not limited to, Kura Japan’s trademarks “Kura Sushi” and “Kura Revolving Sushi Bar,” and patents for a food management system and proprietary Mr. Fresh dome, among other intellectual property rights necessary to continue operation of our restaurants in the United States in the same manner as previously operated. Kura Japan and we have agreed that the royalty rate that we pay Kura Japan for use of such intellectual property is 0.5% of the Company’s net sales.

Shared Services Agreement. Under the Shared Services Agreement, Kura Japan and we have agreed that Kura Japan will continue to provide the Company with certain strategic, operational and other support services, including assigning certain employees to work for the Company as expatriates to provide support to the Company’s operations, sending its employees to the Company on a short-term basis to provide support for the opening of new restaurants or renovation of existing restaurants, and providing the Company with certain supplies, parts and equipment for use in the Company’s restaurants. In addition, we have agreed to continue to provide Kura Japan with certain translational support services and market research analyses. In exchange for receipt of such services, supplies, parts and equipment, the Shared Services Agreement contemplates that the parties will pay fees to each other as more specifically set forth thereunder.

Revolving Credit Agreement, as amended.  This agreement provides for a $45 million revolving credit line (the “Credit Facility”) to us with a termination date of April 10, 2025.  The maturity date for amounts borrowed under this agreement is 60 months after the disbursement date, unless renewed or extended by mutual agreement of both parties for an additional 12 months.  The interest rate applied to amounts borrowed under the Revolving Credit Agreement will be determined at the time of each advance.  During fiscal year 2021, we utilized the Credit Facility in the amount of $17 million and paid down the amount in full. As of August 31, 2021, we had no outstanding balance and $45 million available under our Credit Facility.

Procedures for Approval of Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy to comply with Section 404 of the Exchange Act, as amended, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy is administrated by our Audit Committee. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

KPMG LLP (“KPMG”) served as independent registered public accounting firm to the Company in fiscal year 2021 and has been selected to serve in such capacity in fiscal year 2022. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain KPMG, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

This proposal will be approved by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for the year ending August 31, 2022.

Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Audit and Related Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG for the audit of our financial statements for the 2021 and 2020 fiscal years and the aggregate fees for other services rendered by KPMG billed in those periods:

	2021	2020
Audit Fees(1)	$374,131	$335,848
Audit-Related Fees(2)	133,297	—
Tax Fees	—	—
All Other Fees(3)	1,780	1,780
Total Fees	$509,208	$337,628

(1)	Audit Fees include professional services rendered for the audit of our annual financial statements and reporting package to Kura Japan.
(2)	Audit-Related fees consist of professional services performed in connection with our Form S-3 and Form S-8 filings.
(3)	Other Fees consist of a subscription to KPMG’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the Audit Committee pre-approve any independent accountant’s engagement to render audit and/or permissible non-audit services, subject to the de minimus safe harbor exception to the pre-approval requirement described in the Audit Committee charter and as otherwise required by law. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures set forth in the Audit Committee charter as described above. All of the services of KPMG for fiscal years 2021 and 2020 described above were pre-approved by the Audit Committee.

Report of the Audit Committee

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent accountants; (v) the performance of our independent accountants; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent accountants. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP (“KPMG”), our independent registered public accounting firm for the year ended August 31, 2021, was responsible for performing an independent audit of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2021, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2021.

The Audit Committee has also reviewed and discussed with KPMG the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, KPMG provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Shintaro Asako

Kim Ellis

Seitaro Ishii

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during fiscal year 2021, and on written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than 10% of any class of our common stock failed to file any report as required under Section 16(a) on a timely basis during fiscal year 2021 except that Steven Benrubi inadvertently failed to file a Form 4 to report a stock option grant made on December 1, 2020, but such stock option grant was subsequently reported on a Form 4 filed on December 7, 2020.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2023 annual meeting of stockholders and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters, no later than August 16, 2022, and must comply with Rule 14a-8 under the Exchange Act.

Any stockholder who intends to present a proposal at the 2023 annual meeting of stockholders other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business. In addition, these provisions require that such stockholder deliver the proposal to the Company at our headquarters, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting subject to certain exceptions provided in the Bylaws. Based on the current date of the 2022 Annual Meeting, a proposal for the 2023 annual meeting of stockholders must be delivered no earlier than September 30, 2022 or later than October 30, 2022 to be timely subject to certain exceptions provided in the Bylaws. The Company reserves the right to exercise discretionary voting authority on a proposal to be brought before the 2023 annual meeting of stockholders if the Company is not notified by the advance notice deadlines set forth above of the proposal.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDERS MEETINGS

The Company invites its Board members to attend its annual stockholders meetings and requires that they make every effort to attend these meetings absent an unavoidable and irreconcilable conflict.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Kura Sushi USA, Inc. at 17461 Derian Avenue, Suite 200, Irvine, California 92614, or by email at investor@kurausa.com. The Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We make available free of charge on or through our Internet website, www.kurasushi.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2021 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 17461 DERIAN AVENUE, SUITE 200, IRVINE, CALIFORNIA 92614, OR BY EMAIL INVESTOR@KURAUSA.COM.

[UPDATED PROXY CARD AND NOTICE TO FOLLOW].

SCAN TO VIEW MATERIALS & VOTE KURA SUSHI USA, INC 17461 DERIAN AVE, SUITE 200 IRVINE, CA 92614 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 27, 2022 for shares held directly and by 11:59 p.m. Eastern Time on January 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2022 for shares held directly and by 11:59 p.m. Eastern Time on January 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D63255-P64208 KURA SUSHI USA, INC The Board of Directors recommends you vote FOR the following: 1. Election of Directors For  Against Abstain  Nominees: ! ! !  1a. Shintaro Asako ! ! !  1b. Kim Ellis ! ! !  1c. Seitaro Ishii ! ! !  1d. Carin L. Stutz ! ! !  1e. Hajime Uba Abstain Against For  The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending on August 31, 2022 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D63256-P64208 KURA SUSHI USA, INC Annual Meeting of Stockholders January 28, 2022 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Hajime Uba and Steven H. Benrubi, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of KURA SUSHI USA, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 17461 Derian Avenue, Suite 200, Irvine, CA 92614 at 10:00 AM Pacific Time, on January 28, 2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side